Exhibit 99.1

Gulfport Energy Reports Second Quarter 2008 Results

OKLAHOMA CITY (August 7, 2008) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the second quarter of 2008.

For the second quarter of 2008, Gulfport reported net income of $14.9 million on revenues of $35.9 million, or $0.35 per diluted share, exceeding consensus estimates of $0.27 per share. Net income increased 56% compared to the second quarter of 2007.

EBITDA (as defined below) for the second quarter of 2008 was $26.1 million, an increase of 53% from the second quarter of 2007 and ahead of street consensus of $21.8 million. Cash flow from operating activities before changes in working capital was $25.3 million.

Production and Operational Highlights

Net production was 398,635 barrels of oil, 202,160 thousand cubic feet (“MCF”) of natural gas and 12,307 barrels of natural gas liquids (“NGL”), or 444,635 barrels of oil equivalent (“BOE”), for the second quarter of 2008. Realized price, which includes transportation, for the quarter was $81.85 per barrel of oil, $12.22 per MCF of natural gas and $61.45 per barrel of NGL, or total equivalent of $80.64 per BOE.

Net production for the second quarter of 2008 by region was 394,582 BOE in Southern Louisiana, 43,573 BOE in the Permian Basin and 6,480 BOE in the Bakken.

For the month of July, net production totaled approximately 155,664 BOE, or 5,021 BOE per day including 4,277 BOE per day in Southern Louisiana, 639 BOE per day in the Permian Basin and 105 BOE per day in the Bakken.

Lease operating expense for the second quarter of 2008 was $4.8 million, or $10.81 per BOE, and selling, general and administrative expense was $1.8 million, or $4.13 per BOE.

In Southern Louisiana, Gulfport drilled four wells at Hackberry in the second quarter before releasing the drilling rig. We are pleased to report that all four wells appear to be productive and initial test results and production from the first well are in line with expectations. Meanwhile, second quarter production at West Cote grew by approximately 15% through the normal cycle of up-hole recompletions and increased operational efficiencies. A barge rig returned to the field the first week of July and spudded the first of an estimated ten wells to be drilled during the second half of 2008. Since its return, the rig has drilled two wells and is currently drilling the third.

Year-to-date in the Permian Basin, Gulfport along with Windsor Energy, have drilled 18 gross wells (9 wells net to Gulfport). Of the 18 wells drilled-to-date, twelve wells have been completed and based on the data collected thus far, the new wells are performing according to the type curve. Currently, we have five drilling rigs active on the acreage, and we expect to maintain this number of rigs through 2008. Gulfport expects to meet the previously announced plan to drill 35 to 45 gross wells in the Permian during 2008. Gulfport has a 50% interest in this activity.

In Canada, Gulfport has an approximate 25% interest in Grizzly Oil Sands, a Canadian oil sands company. Grizzly holds the second largest land position in Alberta among independent development-stage oil sands companies with 511,765 net acres of oil sands leases, all of which are owned and operated by Grizzly (127,941 acres net to Gulfport). In the first quarter of 2008, Grizzly concluded its 2007-2008 winter drilling season with the completion of 55 core holes and shot 7.5 square miles of seismic data.

In the Bakken, Gulfport’s current acreage position has been increased from approximately 14,000 net acres to 16,500 net acres, and we continue leasing in the area. Year-to-date, Gulfport has participated in 37 wells, which includes 20 wells in Mountrail County, with an average interest of 2.4%. Windsor Energy has moved a rig to the area and set pipe on the first Windsor operated well. Gulfport owns an approximate 15.5% working interest in this well. Three to five miles to the east of this well, EOG has reported wells with peak production rates of 3,744 and 3,225 barrels of oil per day. The rig has since been moved to the second Windsor-operated well and is currently drilling ahead on the vertical leg of the well.

Presentation

An updated presentation has been posted to the Company’s website. The presentation can be found at www.gulfportenergy.com under the “Webcasts and Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport Energy will host a conference call today at 11:00 a.m. Central time to discuss its second quarter 2008 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-700-6979. The passcode for the call is 67469123. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 54136892. The webcast will be archived on the company’s website.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acre position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC. In addition, Gulfport is participating in numerous wells in the Bakken play in the Williston Basin in North Dakota.

Forward Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this news release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in working capital is a non-GAAP financial measure equal to cash flows from operating activities before changes in assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in working capital are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in working capital are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenues:
Gas sales	$2,471,000	$1,385,000	$4,275,000	$2,493,000
Oil and condensate sales	32,628,000	23,634,000	61,282,000	42,888,000
Natural gas liquids sales	756,000	—	1,568,000	—
Other income (expense)	(53,000)	(10,000)	(205,000)	9,000

	35,802,000	25,009,000	66,920,000	45,390,000

Costs and expenses:
Lease operating expenses	4,805,000	3,942,000	8,544,000	7,119,000
Production taxes	3,997,000	3,025,000	7,428,000	5,470,000
Depreciation, depletion, and amortization	10,054,000	6,613,000	19,520,000	12,283,000
General and administrative	1,837,000	1,154,000	3,522,000	2,235,000
Accretion expense	140,000	139,000	277,000	277,000

	20,833,000	14,873,000	39,291,000	27,384,000

INCOME FROM OPERATIONS:	14,969,000	10,136,000	27,629,000	18,006,000

OTHER (INCOME) EXPENSE:

Interest expense	996,000	685,000	2,230,000	1,325,000
Insurance proceeds	(769,000)	—	(769,000)	—
Interest income	(144,000)	(119,000)	(224,000)	(229,000)

	83,000	566,000	1,237,000	1,096,000

INCOME BEFORE INCOME TAXES	14,886,000	9,570,000	26,392,000	16,910,000

INCOME TAX EXPENSE:	—	—	—	53,000

NET INCOME	$14,886,000	$9,570,000	$26,392,000	$16,857,000

NET INCOME PER COMMON SHARE:

Basic	$0.35	$0.27	$0.62	$0.48

Diluted	$0.35	$0.26	$0.61	$0.47

Basic weighted average shares outstanding	42,603,451	35,891,902	42,573,579	35,221,924

Diluted weighted average shares outstanding	43,065,637	36,592,348	43,059,113	35,885,714

Gulfport Energy Corporation

Reconciliation of EBITDA and Cash Flow

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Net Income	$14,886,000	$9,570,000	$26,392,000	$16,857,000
Interest expense	996,000	685,000	2,230,000	1,325,000
Income tax expense	—	—	—	53,000
Accretion expense	140,000	139,000	277,000	277,000
Depreciation, depletion, and amortization	10,054,000	6,613,000	19,520,000	12,283,000

EBITDA	$26,076,000	$17,007,000	$48,419,000	$30,795,000

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Cash provided by operating activity	$24,743,000	$10,827,000	$45,717,000	$24,884,000
Adjustments:
Changes in assets and liabilities	524,000	5,770,000	983,000	5,020,000

Operating Cash Flow	$25,267,000	$16,597,000	$46,700,000	$29,904,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

Production Volumes:	2Q2008	2Q2007	YTD 2008	YTD 2007

Oil (MBbls)	398.6	370.0	770.4	711.5
Gas (MMcf)	202.2	155.4	424.0	313.3
NGL (Gal)	516.9	0.0	1,110.0	0.0
Oil Equivalents (MBOE)	444.6	395.9	867.5	763.7

Average Realized Price:

Oil (per Bbl)	$81.85	$63.88	$79.54	$60.28
Gas (per Mcf)	$12.22	$8.91	$10.08	$7.96
NGL (per Gal)	$1.46	$—	$1.41	$—
Oil Equivalents (BOE)	$80.64	$63.20	$77.37	$59.42